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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Kellstrom Industries, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Kellstrom Industries, Inc. of our report dated February 26, 1996, relating to the balance sheets of Kellstrom Industries, Inc. as of December 31, 1995, and 1994, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1995 and the period from December 28, 1993 (inception) to December 31, 1994, which report appears in the December 31, 1995 annual report on Form 10-KSB of Kellstrom Industries, Inc.

                                       KPMG PEAT MARWICK LLP

Miami, Florida
January 30, 1997